EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13D

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Pharma-Bio Serv, Inc., and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.


Date:  May 15, 2006


                                        Venturetek, LP

                                   By:  Taurus Max LLC, GP

                                        /s/ David Selengut
                                        __________________________
                                         David Selengut
                                         Member



                                        /s/ David Selengut
Date:  May 15, 2006                 By: ___________________________
                                        David Selengut